Exhibit 4.4



      The following is the Form of Additional Investment Right Agreement ("Investment Agreement") between Energy Conversion Devices, Inc. and each of Heimdall Investments Ltd. and CCM Master Qualified Fund, Ltd. (each an "Investor").

      The Investment Agreements are identical in all material respects with the exception of the identity of the Investor and the number of additional units the Investor is entitled to purchase.

      The schedule below identifies the material differences in each of the Investment Agreements:

                                          Number of
Investor                                  Units Purchasable
--------                                  -----------------

Heimdall Investments Ltd.                 382,226

CCM Master Qualified Fund, Ltd.           191,113

                                     FORM OF
                      ADDITIONAL INVESTMENT RIGHT AGREEMENT


      This Additional Investment Right Agreement (this "Agreement") is made as of November 12, 2003 between the undersigned investor (the "Investor") and Energy Conversion Devices, Inc., a Delaware corporation (the "Company").

      The Investor and the Company have entered into a Stock Purchase Agreement dated November __, 2003 (the "Stock Purchase Agreement") pursuant to which the Investor has agreed to purchase from the Company and the Company has agreed to issue and sell to the Investor certain units (the "Units"), each comprised of one share of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and a warrant to purchase one share of Common Stock for the exercise price set forth in the Stock Purchase Agreement, subject to adjustment, for a purchase price of $10.465 per Unit.

      The Company hereby grants the Investor the right (the "Additional Investment Right") to purchase up to ______ Units at a purchase price of $10.465 per Unit. The Additional Investment Right will be exercisable by the Investor by delivery of written notice of exercise to the Company at any time after the date of this Agreement and prior to 5:00 p.m., Eastern Standard Time, on January 15, 2004. The Investor will be limited to a single exercise of the Additional Investment Right.

      Upon the Investor's exercise of the Additional Investment Right in accordance with this Agreement, the Company will issue to the Investor within three business days stock certificates evidencing the number of shares of Common Stock with respect to which the Investor has exercised the Additional Investment Right, against receipt of payment therefor by wire transfer of immediately available funds to an account designated in writing by the Company.

      Effective upon the issuance of shares to the Investor pursuant to its exercise of the Additional Investment Right, the Company and the Investor will each deliver a certificate executed by an authorized officer stating that each of the representations and warranties of such party set forth in the Stock Purchase Agreement are true and correct in all respects as of such date or, if any such representation or warranty is not true and correct as of such date, setting forth in reasonable detail the events or occurrences that have caused such representation and warranty not be true and correct. Upon the issuance of shares of Common Stock to the Investor pursuant to this Agreement, such shares will be deemed for all purposes to be included in the "Shares" as defined in the Stock Purchase Agreement, and such shares will be entitled to all rights, and will be subject to all obligations and restrictions, applicable to "Shares" as provided in the Stock Purchase Agreement.

      In consideration of the grant of the Additional Investment Right as provided in this Agreement, the Company acknowledges receipt from the Investor of $_______________ representing a payment of $0.125 per each share of Common Stock issuable upon the exercise of the Additional Investment Right.

      The provisions contained in Sections 10, 11, 12, 13, 14 and 15 of the Stock Purchase Agreement are hereby incorporated by reference and made a part of this Agreement.

      IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first set forth above.


                                   ENERGY CONVERSION DEVICES, INC.

                                   By:  ---------------------------------------

                                   Its: ---------------------------------------




                                                [ Name of Investor ]

                                   By:  ---------------------------------------

                                   Its: ---------------------------------------